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                        DEBENTURE SUBSCRIPTION AGREEMENT

     DEBENTURE SUBSCRIPTION AGREEMENT, dated as of November 28, 2001 (this "Agreement"), between Resource Bankshares Corporation, a Virginia corporation (the "Company"), and Resource Capital Trust II, a statutory business trust created under the laws of the State of Delaware (the "Trust"), relating to the Floating Rate Junior Subordinated Debt Securities due 2031 (the "Junior Subordinated Debentures"), issuable pursuant to an Indenture, dated as of November 28, 2001 (the "Indenture"), between the Company and Wilmington Trust Company, as Trustee. Capitalized terms used herein and not otherwise defined herein have the respective meanings ascribed thereto in the Subscription Agreement (as defined below).

     WHEREAS, the Company, the Trust and the Purchaser named therein have entered into a Capital Securities Subscription Agreement, dated November 14, 2001 (the "Subscription Agreement"), in connection with the issuance and sale of Floating Rate MMCapSSM (liquidation amount of $1,000 per security) (the "Capital Securities") by the Trust; and

     WHEREAS, the Company and the Trust have entered into a Common Securities Subscription Agreement, dated November 28, 2001 (the "Common Securities Subscription Agreement"), in connection with the issuance and sale of Common Securities (liquidation amount of $1,000 per security) (the "Common Securities") by the Trust; and

     WHEREAS, in connection with the Subscription Agreement and the Common Securities Subscription Agreement and the issuance and sale of the Capital Securities and Common Securities pursuant thereto, the Trust desires to purchase from the Company, and the Company desires to sell to the Trust, all of the Junior Subordinated Debentures.

     NOW, THEREFORE, in consideration of the foregoing premises and the conditions and agreements hereinafter set forth, the parties hereto agree as follows:

     1. The Trust hereby offers to purchase from the Company, and the Company hereby accepts such offer and agrees to issue and sell to the Trust, contemporaneous with the Closing Time, Five Million One Hundred Fifty-Five Thousand Dollars ($5,155,000) aggregate principal amount of Junior Subordinated Debentures, in consideration of the payment on or before the date hereof of Five Million One Hundred Fifty-Five Thousand Dollars ($5,155,000) in immediately available funds.

     2. The Company represents and warrants that the Junior Subordinated Debentures have been duly authorized and executed by the Company, and, when duly authenticated and delivered to the Trust in accordance with the terms hereof and the Indenture, will constitute the valid and binding obligations of the Company entitled to the benefits of the Indenture, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally or by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

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     3. This Agreement shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law principles.

     4. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

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     IN WITNESS WHEREOF, the parties hereto have caused this Debenture
Subscription Agreement to be duly executed as of the date first written above.

                                 RESOURCE BANKSHARES CORPORATION


                                 By:
                                    --------------------------------------------
                                    Lawrence N. Smith
                                    President and Chief Executive Officer


                                 RESOURCES CAPITAL TRUST II


                                 By:
                                    --------------------------------------------
                                    T.A. Grell, Jr.
                                    Administrator


                                 By:
                                    --------------------------------------------
                                    Harvard R. Birdsong
                                    Administrator


                                 By:
                                    --------------------------------------------
                                    James M. Miller
                                    Administrator